UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

VIRGINIA BUREAU OF FINANCIAL INSTITUTIONS

RICHMOND, VIRGINIA

Written Agreement by and among

BANK OF VIRGINIA	Docket No. 09-206-WA/RB-SM
Midlothian, Virginia

FEDERAL RESERVE BANK
OF RICHMOND
Richmond, Virginia

and

VIRGINIA BUREAU OF FINANCIAL
INSTITUTIONS

Richmond, Virginia

WHEREAS, in recognition of their common goal to maintain the financial soundness of Bank of Virginia, Midlothian, Virginia (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the Virginia Bureau of Financial Institutions (the “Bureau”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on January 13, 2010, the board of directors, at a duly constituted meeting, adopted a resolution authorizing and directing Henry E. Richardson, Chairman of the Board, to consent to this Agreement on behalf of the Bank, and consenting to compliance with each and every provision of this Agreement by the Bank and its institution-affiliated parties, as defined in section 3(u) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. § 1813(u)).

NOW, THEREFORE, the Bank, the Reserve Bank, and the Bureau agree as follows:

Board Oversight

1.           Within 60 days of this Agreement, the board of directors shall submit to the Reserve Bank and the Bureau a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a)          The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, processes to mitigate risks associated with credit concentrations, investment portfolio management, and earnings;

(b)          the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures, and applicable laws and regulations;

(c)          the responsibilities of board of directors’ committees and the scope and frequency of committee meetings, including, but not limited to, the loan, asset/liability, and audit committees;

(d)          a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, concentrations of credits, allowance for loan and lease losses (“ALLL”), capital, liquidity, and earnings; and

(e)          the maintenance of adequate and complete minutes of all board and committee meetings, approval of such minutes, and their retention for supervisory review.

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Management Review

2.           Within 60 days of this Agreement, the board of directors shall complete an assessment of the Bank’s management and staffing needs and the qualifications and performance of each senior officer (the “Management Review”). The primary purpose of the review shall be to aid in the development of a suitable management structure commensurate with the size and complexity of the Bank that is adequately staffed by qualified personnel. The Management Review shall, at a minimum, address, consider, and include:

(a)          The identification of the type and number of officers needed to manage and supervise properly the affairs of the Bank;

(b)          an evaluation of each senior officer to determine whether the individual possesses the ability, experience, and other qualifications necessary to perform competently present and anticipated duties, including the ability to comply with applicable laws and regulations, adhere to the Bank’s established policies and procedures, restore and maintain the Bank to a safe and sound condition, and comply with the requirements of this Agreement; and

(c)          the identification of present and future management and staffing needs for each area of the Bank, particularly in the areas of credit risk management, loan underwriting, appraisal review, credit administration, and problem asset resolution.

3.           Within 30 days of completion of the Management Review, the board of directors shall submit a written management plan to the Reserve Bank and the Bureau that includes the findings and conclusions of the Management Review and describes the specific actions that the board of directors will take to strengthen the Bank’s management and to hire, as necessary, additional or replacement personnel.

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4.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a)          The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;

(b)          periodic review and revision of risk exposure limits to address changes in market conditions;

(c)          timely and accurate identification and quantification of credit risk within the loan portfolio;

(d)          strategies to minimize credit losses and reduce the level of problem assets; and

(e)          enhanced stress testing of loan portfolio segments. Concentrations of Credit

5.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen the Bank’s management of commercial real estate (“CRE”) concentrations, including steps to reduce the risk of concentrations. The plan shall, at a minimum, include:

(a)          Procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1);

(b)          a schedule for reducing and the means by which the Bank will reduce the level of CRE concentrations, and timeframes for achieving the reduced levels; and

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(c)          enhanced monitoring and reporting of CRE concentrations to management and the board of directors.

Lending and Credit Administration

6.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written lending and credit administration program that shall, at a minimum, address, consider, and include:

(a)          A description of the specific types and volume of loans that may be made by the Bank, including out-of-area loans, and an appropriate portfolio mix of loan types;

(b)          for each type of credit extended by the Bank, including, but not limited to, home equity loans, underwriting standards that include the establishment of appropriate loan-to-value ratios and appropriate collateral;

(c)          standards for renewing, extending, or modifying existing loans; and

(d)          enhancements to the appraisal policy that include, but are not limited to:

(i)           specific appraisal standards to be included in the appraiser engagement letter; and

(ii)           revised appraisal review procedures to ensure the quality of appraisals.

Loan Review

7.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the ongoing review and grading of the Bank’s loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank’s lending function. The program shall, at a minimum, address, consider, and include:

(a)          The scope and frequency of the loan review;

(b)          standards and criteria for assessing the credit quality of the loans;

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(c)          application of loan grading standards and criteria to the loan portfolio; and

(d)          quarterly written reports to the board of directors that identify the status of those loans that are adversely graded and the prospects for full collection or strengthening of the quality of any such loans.

Asset Improvement

8.           (a)           The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the report of the examination of the Bank conducted by the Reserve Bank that commenced on August 3, 2009 (“Report of Examination”) or in any subsequent report of examination, as long as such credit remains uncollected.

(b)          The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation 0 of the Board of Governors (12 C.F.R. § 215.2(n)).

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9.           (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $500,000, including OREO, that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b)          Within 30 days of the date that any additional loan or other asset in excess of $500,000, including OREO: (i) becomes past due as to principal or interest for more than 90 days; (ii) is on the Bank’s problem loan list; or (iii) is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank’s position on such loan or asset.

(c)          Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, extension report, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Bureau and shall document the review in the minutes of the board of directors’ meetings.

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Allowance for Loan and Lease Losses

10.          (a)           Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Bureau.

(b)          Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Bureau. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.

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(c)          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

11.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to maintain sufficient capital at the Bank. The plan shall, at a minimum, address, consider, and include the Bank’s current and future capital requirements, including:

(a)          The Bank’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

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(b)          the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings; and

(c)          the source and timing of additional funds to fulfill the Bank’s future capital requirements.

12.          The Bank shall notify the Reserve Bank and the Bureau, in writing, no more than 30 days after the end of any quarter in which any of the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the approved plan’s minimum ratios. Together with the notification, the Bank shall submit an acceptable capital plan that details the steps it will take to increase the Bank’s capital ratios to or above the approved plan’s minimums.

Conflicts of Interest Policy

13.          Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau a written code of ethics and conflicts of interest policy that applies to all directors, officers, and employees of the Bank (“Covered Persons”) that sets out the fiduciary duties of all Covered Persons and the avoidance of conflicts of interest. The policy, at a minimum, shall address, consider, and include:

(a)          The duty of care and loyalty owed by Covered Persons to the Bank;

(b)          the avoidance of conflicts of interest and the appearance of a conflict of interest;

(c)          a requirement that a Covered Person disclose in writing to the board of directors any actual or potential conflict of interest;

(d)          a prohibition on the involvement of a Covered Person in the approval or renewal of any loan to such Covered Person or related interest thereof;

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(e)          internal controls that monitor compliance with the code of ethics and conflicts of interest policy and report any noncompliance or exceptions to the approved policy to the board of directors; and

(f)          training for all Covered Persons regarding the code of ethics and conflicts of interest policy.

Strategic Plan and Budget

14.          (a)          Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau a strategic plan to improve the Bank’s earnings and a budget for 2010. The written plan and budget shall include, but not be limited to:

(i)          identification of the major areas where, and means by which, the board of directors will seek to improve the Bank’s operating performance;

(ii)          a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and

(iii)          a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)          A strategic plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Bureau at least 30 days prior to the beginning of that calendar year.

Liquidity and Funds Management

15.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include:

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(a)          Measures to enhance the monitoring, measurement, and reporting of the Bank’s liquidity to the board of directors; and

(b)          specific liquidity targets and parameters and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.

16.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.

Regulatory Reports

17.          The Bank shall immediately take steps to ensure that all required regulatory reports filed with the Federal Reserve and the Federal Financial Institutions Examination Council accurately reflect the Bank’s financial condition and are filed in accordance with the applicable instructions for preparation.

Dividends

18.          (a)          The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors, and the Bureau.

(b)          Any request to declare or pay dividends must be consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323). All requests for prior approval shall be received by the Reserve Bank and the Bureau at least 30 days prior to the proposed dividend declaration date and shall contain, at a minimum, current and projected information on earnings, capital, asset quality, and loan loss reserve needs of the Bank.

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Compliance with Laws and Regulations

19.          (a)          In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)          The Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

20.          (a)          Within 10 days of this Agreement, the board of directors shall appoint a committee (the “Compliance Committee”) to monitor and coordinate the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the board of directors of the Bank.

(b)          Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

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Approval and Implementation of Plans, Programs, and Policy

21.          (a)          The Bank shall submit written plans, programs, and policy that are acceptable to the Reserve Bank and the Bureau within the applicable time periods set forth in paragraphs 4, 5, 6, 7, 9, 10(c), 11, 12, 13, 15, and 16 of this Agreement.

(b)          Within 10 days of approval by the Reserve Bank and the Bureau, the Bank shall adopt the approved plans, programs, and policy. Upon adoption, the Bank shall promptly implement the approved plans, programs, and policy, and thereafter fully comply with them.

(c)          During the term of this Agreement, the approved plans, programs, and policy shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau. Communications

22.          All communications regarding this Agreement shall be sent to:

(a)	A. Linwood Gill, III
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 23261-7622

(b)	John M. Crockett
Deputy Commissioner
Virginia Bureau of Financial Institutions
P.O. Box 640
Richmond, Virginia 23218-0640

(c)	Frank Bell, III
President and Chief Executive Officer
Bank of Virginia
P.O. Box 5658
Midlothian, Virginia 23112

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Miscellaneous

23.          Notwithstanding any provision of this Agreement, the Reserve Bank and the Bureau may, in their sole discretion, grant written extensions of time to the Bank to comply with any provision of this Agreement.

24.          The provisions of this Agreement shall be binding upon the Bank and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

25.          Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.

26.          The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau, or any other federal or state agency from taking any other action affecting the Bank or any of its current or former institution-affiliated parties and their successors and assigns.

27.          Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 14th day of January, 2010.

BANK OF VIRGINIA		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Henry E. Richardson	By:	/s/ A. Linwood Gill, III
	Henry E. Richardson		A. Linwood Gill, III
Vice President

VIRGINIA BUREAU OF FINANCIAL INSTITUTIONS

		By:	/s/ E. Joseph Face, Jr.
E. Joseph Face, Jr. Commissioner

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